Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Verra Mobility Corporation:

We consent to the use of our report dated March 14, 2018, with respect to the balance sheets of Gores Holdings II, Inc. as of December 31, 2017 and 2016, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2017 and the period from August 15, 2016 (inception) to December 31, 2016, and the related notes (collectively, the “financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

October 23, 2018